EX-99-B.1.1

UNANIMOUS WRITTEN ACTION
IN LIEU OF A MEETING
OF THE BOARD OF DIRECTORS OF
RELIASTAR LIFE INSURANCE COMPANY

The undersigned, being all the members of the Board of Directors of ReliaStar Life Insurance Company (the "Company"), in lieu of a meeting of the Board of Directors, as permitted by Section 2.09 of the Bylaws of the Company, do hereby adopt in writing the following resolutions:

WHEREAS, Northern Life Insurance Company ("Northern") is merging with and into the Company effective October 1, 2002; and

WHEREAS, Northern operates a separate account under the name of Separate Account One pursuant to the Revised Code of Washington 48.18A.020; and

WHEREAS, upon the completion of the merger of Northern with and into the Company effective October 1, 2002, Separate Account One will become a separate account of the Company governed by Minn. Agency Code Section 2751.0900 Subpt. 1 and Minn. Stat. Section 61A.14; and

WHEREAS, the Company desires to change the name of Separate Account One to Separate Account N.

RESOLVED, That effective October 1, 2002, Separate Account One is hereby declared a separate account of the Company and shall be named Separate Account N.

FURTHER RESOLVED, That the officers of the Company are hereby authorized to execute or cause to be executed all such documents and further instruments, and to take all such other actions as such officers may deem necessary or advisable, to give carry out the purpose of the foregoing resolution.

This written action may be written in any number of counterparts and each such counterpart shall be deemed an original.

/s/ Keith Gubbay	/s/ Chris D. Schrier

/s/ P. Randall Lowery	/s/ Mark A. Tullis

/s/ Thomas J. McInerney

Date: October 24, 2002